As filed with the Securities and Exchange Commission on July 14, 2017

Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FULL HOUSE RESORTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	13-3391527
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Summerlin
1980 Festival Plaza Drive, Suite 680
Las Vegas, Nevada 89135
(Address of Principal Executive Offices including Zip Code)

Full House Resorts, Inc.
2015 Equity Incentive Plan, as amended and restated
(Full Title of the Plan)

Copy To:
Elaine Guidroz Full House Resorts, Inc. One Summerlin 1980 Festival Plaza Drive, Suite 680 Las Vegas, Nevada 89135 (702) 221-7800	Michael J. Bonner Greenberg Traurig LLP 3773 Howard Hughes Parkway, Suite 400 North Las Vegas, Nevada 89169 (702) 599-8030
(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller-reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer" "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non Accelerated Filer ☐	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001	1,100,000 shares	$2.50	$2,750,000	$318.73

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also registers, in addition to the number of shares stated above, an indeterminate number of additional shares of Common Stock, $0.0001 par value ("Common Stock") of Full House Resorts, Inc. (the "Company") which may become issuable under the 2015 Equity Incentive Plan, as amended and restated (the "Plan") in connection with certain corporate transactions or events, including any recapitalization, reorganization, merger, consolidation, spin-off, stock dividend, stock split, or any other similar transaction effected which results in an increase in the number of the outstanding shares of Common Stock.

(2)
Estimated in accordance with paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low sales prices per share of Common Stock as reported on The NASDAQ Capital Market on July 13, 2017.

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, Full House Resorts, Inc., a Delaware corporation (the "Company") is filing this Registration Statement with the Securities and Exchange Commission (the "Commission") to register an additional 1,100,000 shares under the Company's 2015 Equity Incentive Plan pursuant to stockholder approval obtained at the Company's Annual Meeting of Stockholders on May 22, 2017. This Registration Statement on Form S-8 hereby incorporates by reference the contents of the Company's Registration Statement on Form S-8 filed with the Commission on May 19, 2015 (Registration No. 333-204312).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.    Exhibits.

Reference is made to the Exhibit Index below filed as part of this Registration Statement. Each such exhibit is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on this July 14, 2017.

Full House Resorts, Inc.

/s/ Lewis A. Fanger
Lewis A. Fanger, Senior Vice President, Chief Financial Officer & Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Lewis A. Fanger, with full power of substitution his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Daniel R. Lee	President and Chief Executive Officer (Principal Executive Officer)	July 14, 2017
Daniel R. Lee	and Director

/s/ Lewis A. Fanger	Senior Vice President, Chief Financial Officer and Treasurer (Principal	July 14, 2017
Lewis A. Fanger	Financial Officer and Principal Accounting Officer)

/s/ Kenneth Adams	Director	July 14, 2017
Kenneth Adams

/s/ Carl G. Braunlich	Director	July 14, 2017
Carl G. Braunlich

/s/ W.H. Baird Garrett	Director	July 14, 2017
W.H. Baird Garrett

/s/ Ellis Landau	Director	July 14, 2017
Ellis Landau

/s/ Kathleen Marshall	Director	July 14, 2017
Kathleen Marshall

/s/ Craig W. Thomas	Director	July 14, 2017
Craig W. Thomas

/s/ Bradley M. Tirpak	Chairman of the Board and Director	July 14, 2017
Bradley M. Tirpak

INDEX TO EXHIBITS

Exhibit No.	Description
4.1
2015 Equity Incentive Plan, as amended and restated (incorporated by reference to Annex 2 to the Proxy Statement of the Company on Schedule 14A filed with the Securities and Exchange Commission on April 14, 2017)

5.1	Opinion of Greenberg Traurig LLP
23.1	Consent of Greenberg Traurig (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm, Piercy Bowler Taylor & Kern
24.1	Power of Attorney (included in the signature page to this registration statement)